Exhibit 10.48

Spencer Clarke

Investment Banking

MEMBER FINRA • SIPC

1111 Lincoln Road Suite 500 Miami Beach, Florida 33139

(P) 305-600-3268 • (F) 212-446-6191

www.spencerclarke.com

July 7, 2023

Nightfood Holdings, Inc.

Sean Folkson CEO

520 White Plains Road – Suite 500

Tarrytown, New York 10591

RE:	Letter of Engagement between Spencer Clarke LLC& Nightfood Holdings, Inc.

Mr. Folkson,

This letter agreement/engagement confirms our agreement that Nightfood Holdings, Inc. (NGTF), a Nevada corporation, its surviving entities, common interest entities, affiliates, and subsidiaries, (the “Company”) has agreed to engage Spencer Clarke LLC (SC) (together with its affiliates and subsidiaries, “Spencer Clarke” , “SC” or the “Placement Agent”) to act as the Company’s “Exclusive” Placement Agent in connection with any Capital/Debt Raise, warrant exercise, (“Financings”) and for any Sale, Joint Venture, Merger ,Acquisition or transaction (“M&A Transactions”) or any other financially structured corporate activity, collectively (“Corporate Finance Activity”) as of July 7, 2023.

Upon acceptance, (indicated by your signature below), this letter agreement (the “Agreement”) will confirm the terms of the engagement between the Placement Agent and the Company.

1. Appointment.

(a) Subject to the terms and conditions of this Agreement, the Company hereby retains the Placement Agent, and the Placement Agent hereby agrees to act, as the Company’s exclusive Placement Agent in connection with any Offering or financing during the engagement period or as defined in this agreement. As Placement Agent, Spencer Clarke will advise and assist the Company in identifying and assisting the Company in issuing the securities to one or more accredited Investors or institutions (“Investors”) in an Offering. As Placement Agent, Spencer Clarke will advise and assist the Company in identifying and assisting the Company in M&A activity and other corporate finance activity. The Company acknowledges and agrees that the Placement Agent is only required to use its “commercially reasonable best efforts” in connection with any Offering or Corporate finance activity and that this Agreement does not constitute a commitment by the Placement Agent to purchase any securities or introduce the Company to Investors. Spencer Clarke will, in its sole discretion, determine the reasonableness of its efforts, and is under no obligation to perform at any level other than what it deems reasonable. The Company retains the right to determine all of the terms and conditions of the Offering and to accept or reject any proposals submitted to it by the Placement Agent in its sole and absolute discretion.

(b) During the Term (as defined in Section 4) of this Agreement, neither the Company nor any of its subsidiaries will, directly or indirectly, solicit or otherwise encourage the submission of any proposal or offer (“Investment Proposal”) from any person or entity relating to any issuance of the Company’s or any of its subsidiaries’ equity or debt securities or participate in any discussions regarding an Investment Proposal of Corporate Finance Activity. Further, the Company will immediately communicate all direct contacts, discussion and negotiations with third parties regarding any Investment Proposal and, during the engagement term, will promptly inform Spencer Clarke of any unsolicited Investment Proposals or communications received by the Company or its Representatives. Should any such active or future Investment Proposals be received during the Term, the Placement Agent will act as the Company’s exclusive Placement Agent in connection with such Investment Proposals.

www.SpencerClarke.com       1111 Lincoln Road Suite 500 Miami Beach, Florida 33139 Tel 305.600.3268        Fax 212.446.6191

2. Information.

(a) The Company recognizes that, in completing its engagement hereunder, the Placement Agent will be using and relying on both publicly available information and on data, material and other information furnished to Placement Agent by the Company or the Company’s affiliates and agents. The Company will cooperate with Spencer Clarke and furnish, and cause to be furnished, to Spencer Clarke, any and all information and data concerning the Company, its subsidiaries and the Offering that Spencer Clarke deems appropriate, including, without limitation, the Company’s acquisition and/or merger plans and plans for raising capital or additional financing that is reasonably requested by Spencer Clarke (the “Information”), including subscription agreements, purchase agreements and any other forms of the offering material (the “Private Placement Materials”). Any Information and Private Placement Materials forwarded to prospective Investors will be in form acceptable to Placement Agent and its counsel. The Company represents and warrants that all Information and Private Placement Materials, including, but not limited to, the Company’s financial statements and all information incorporated by reference therein, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.

(b) It is further agreed that Spencer Clarke will use its reasonable efforts to conduct a due diligence investigation of the Company and the Company will reasonably cooperate with such investigation as a condition of Spencer Clarke’s obligations hereunder. The Company recognizes and confirms that the Placement Agent: (i) will use and rely primarily on the Information, the Private Placement Materials and information available from generally recognized public sources in performing the services contemplated by this letter without having independently verified the same; (ii) is authorized as the Placement Agent to transmit to any prospective investors a copy or copies of the Private Placement Materials and any other legal documentation supplied to the Placement Agent for transmission to any prospective investors by or on behalf of the Company or by any of the Company’s officers, representatives or agents, in connection with the performance of the Placement Agent’s services hereunder or any transaction contemplated hereby; (iii) does not assume responsibility for the accuracy or completeness of the Information or the Private Placement Materials and such other information, if any provided to the Investors; (iv) will not make an appraisal of any assets of the Company or the Company generally; and (v) retains the right to continue to perform due diligence of the Company, its business and its officers and directors during the Term of the engagement.

(c) Throughout the Engagement period, Spencer Clarke will keep all information obtained from the Company confidential except: (i) Information which is otherwise publicly available, or previously known to or obtained by, Spencer Clarke independently of the Company and without breach of any of Spencer Clarke’s agreements with the Company; (ii) Spencer Clarke may disclose such information to its officers, directors, employees, agents, representatives, attorneys, and to its other advisors and financial sources on a need to know basis. This agreement supersedes any prior non-disclosure or confidentiality agreement. No such obligation of confidentiality shall apply to information that: (i) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by Spencer Clarke, (ii) was known or became known by Spencer Clarke prior to the Company’s disclosure thereof to Spencer Clarke, (iii) becomes known to Spencer Clarke from a source other than the Company, who Spencer Clarke believes can disclose such information other than by the breach of an obligation of confidentiality owed to the Company, (iv) is disclosed by the Company to a third party without restrictions on its disclosure, (v) is independently developed by Spencer Clarke, (vi) is required to be disclosed by Spencer Clarke or its officers, directors, employees, agents, attorneys and to its other advisors and financial sources, pursuant to any order of a court of competent jurisdiction or other governmental body or as may otherwise be required by law, or (vii) is required to be provided to prospective investors pursuant to Spencer Clarke’s efforts to fulfill its obligations hereunder.

(d) The Company recognizes that in order for Spencer Clarke to perform properly its obligations in a fiduciary and professional manner, the Company will keep Spencer Clarke informed of and, to the extent practicable, permit Spencer Clarke to participate in, meetings and discussions between the Company and any third party relating to the matters covered by the terms of Spencer Clarke’s engagement or general information about the company relevant to Spencer Clarke or its investors. If at any time during the course of Spencer Clarke’s engagement or during a period in which a Spencer Clarke investor is a lender or investor in the Company, and the Company becomes aware of any material change in any of the information previously furnished to Spencer Clarke, it will promptly advise and provide Spencer Clarke with updated information.

www.SpencerClarke.com       1111 Lincoln Road Suite 500 Miami Beach, Florida 33139 Tel 305.600.3268        Fax 212.446.6191

(e) Any Offering shall be conditioned upon, among other things, the following:

(i) Satisfactory completion by Spencer Clarke of its due diligence investigation and analysis of: (a) the Company’s arrangements with its officers, directors, employees, affiliates, customers, and suppliers, and (b) the audited and unaudited historical financial statements of the Company; and

(ii) Satisfaction of all the conditions to Closing (as defined below), and receipt of all deliverables, set forth in the Private Placement Materials.

3. Compensation.

(a) Upon signing of this Agreement, the Company will pay Spencer Clarke a non-refundable activation fee of $0 (zero dollars). Cash fees will be paid via US bank wire transfer utilizing instructions provided by Spencer Clarke.

(b) As further additional consideration for rendering the services contemplated herein, the Company will issue to Spencer Clarke or its designees, non-refundable warrants to purchase 4,800,000 shares of Retainer Stock, at an initial exercise price per warrant equal to .0333 during the five (5)-year period commencing on the date of issuance. These warrants will be evidenced by a customary form of instrument (form of warrant in Exhibit C) and will not be exercisable until at least 6 months and 1 day after the execution date of this Agreement. There shall be no piggyback rights at any time that the holder could exercise into free trading shares under 144.

(c)  Monthly Advisory Fee: A monthly fee of $0 (zero dollars) will be due on the first of each month during the term of the engagement. “Advisory Services” may include general advice and assisting the company to develop its corporate finance needs. Advisory fees are non-refundable and half of said fees will apply as an advance toward future success fees. In performing “Advisory Services”, as defined above, under this Agreement, SC will use and rely primarily on the information and documentation provided to SC by the Company which SC determines in its sole discretion to be necessary to obtain (“Information”) and secondarily on information available from generally recognized public sources (“Research”). SC will not independently verify, and SC has no responsibility for the accuracy or completeness of the Information, the Research or any other information as may be obtained by SC in connection with performing its services under this Agreement. SC will not make an appraisal of any assets of the Company.

(d) In addition, as compensation for services rendered and to be rendered hereunder by Placement Agent, the Company agrees to pay Placement Agent at each and any closing, capital raise or corporate financing activity (“Closing”), the fees set forth on Schedule A hereto in consideration of the services rendered by the Placement Agent in connection with any Offering or Corporate financing activity (collectively, the “Placement Fees”).

4. Term of Engagement.

(a) This Agreement will remain in effect from the initial signing of this agreement for three (3) months and shall automatically extend for six (6) months periods unless SC was given seven (7) days written notice to cancel prior to any new extension period. This Agreement and Term will extend upon any corporate financing activity as defined in Extensions (Section 9), after which either party shall have the right to terminate it on seven (7) days written notice to cancel prior to any new extension period. The date of termination or expiration of this Agreement is referred to herein from time to time as the “Termination Date”. The period of time during which this Agreement remains in effect is referred to herein from time to time as the “Term”. The Agreement may also terminate in the event of one or more of the following: In the event, however, that in the course of Spencer Clarke’s performance of due diligence it deems it necessary to terminate the engagement, Spencer Clarke may do so prior to the Termination Date and upon immediate written notice. If, within twenty-four (24) months after the Termination Date, the Company completes any Financing, M&A Transaction or other corporate financing activity (other than the exercise by any person or entity of any options, or convertible securities other than the warrants issued pursuant to this Agreement) with any of the Investors introduced to the Company by Spencer Clarke or as introduced via a potential financing by the company, or with any other investor that Spencer Clarke had engaged in discussions with on behalf of the Company, or introduced to the Company by a party originally introduced to the Company by SC, then the Company will pay to Spencer Clarke upon the closing of such financing the compensation set forth in Sections 3(a), 3(b),3(c), 3(d) and Schedule A as a “Source Fee”.

www.SpencerClarke.com       1111 Lincoln Road Suite 500 Miami Beach, Florida 33139 Tel 305.600.3268        Fax 212.446.6191

(b) Notwithstanding anything herein to the contrary, subject to the twenty-four (24) month limitation described in Section 4(a) above, the obligation to pay the compensation and expenses described in Section 3, this Section 4, Sections 7 and 9-18 and all of the Schedules and Exhibits attached, hereto (the terms of which are incorporated by reference hereto), will survive any termination or expiration of this Agreement. The termination of this Agreement shall not affect the Company’s obligation to pay fees to the extent provided for in Section 3 and all of the Schedules and Exhibits attached herein and shall not affect the Company’s obligation to reimburse the expenses accruing prior to such termination to the extent provided for herein. All such fees and reimbursements due shall be paid to the Placement Agent on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon a Closing or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 3 hereof).

5. Certain Placement Procedures. The Company and the Placement Agent each represents to the other that it has not taken, and the Company and the Placement Agent each agrees with the other that it will not take, any action, directly or indirectly, so as to cause the Offering to fail to be entitled to rely upon the exemption from registration afforded by Section 4(a)(2), or such other exemption as may be available, of the Securities Act of 1933, as amended (the “Act”). In effecting the Offering, the Company, and the Placement Agent each agrees to comply in all material respects with applicable provisions of the Act and any regulations thereunder and any applicable state laws and requirements. In order to induce Spencer Clarke to enter into this Agreement, the Company agrees that Spencer Clarke may rely upon any representations and warranties made to any Investor in this Offering (as if fully set forth herein) for its benefit, whether appearing in the Private Placement Materials or elsewhere, and that all such representations and warranties shall be true and correct in all material respects and shall be true and correct in all material respects as of the date of each closing. The Company agrees that it shall cause any opinion of its counsel delivered to any Investors in the Offering also to be addressed and delivered to the Placement Agent, or to cause such counsel to deliver to the Placement Agent a letter authorizing it to rely upon such opinion.

6. Representations, Warranties and Covenants of Spencer Clarke.

Spencer Clarke hereby represents and warrants to, and covenants with, the Company that:

(a) (i) Sales of the securities by the Placement Agent will be made only in such jurisdictions in which the Placement Agent is a registered broker-dealer; and (ii) the offering and sale of the securities will be registered under, or is exempt from registration under, applicable laws.

(ii) Offers and sales of the securities by the Placement Agent will be made in compliance with the appropriate government provisions such as Regulation D under the Act and/or Section 4(a)(2) of the Act, and the Placement Agent shall furnish to each investor a copy of the Private Placement Materials (including all Schedules and Exhibits thereto) prior to accepting any payments for securities.

(b) The Placement Agent is: (i) a registered broker-dealer under the Exchange Act; (ii) a member in good standing of FINRA; and (iii) registered as a broker-dealer in each jurisdiction in which it is required to be registered as such in order to offer and sell the securities in such jurisdiction.

(c) The Placement Agent will periodically notify the Company of the jurisdiction in which it intends the securities to be offered by it or will be offered by it pursuant to this Agreement and will periodically notify the Company of the status of the Offering conducted pursuant to this Agreement.

7. Indemnification. The Company agrees to indemnify Placement Agent in accordance with the indemnification and other provisions attached to the Agreement as Exhibit A (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of the Agreement.

www.SpencerClarke.com       1111 Lincoln Road Suite 500 Miami Beach, Florida 33139 Tel 305.600.3268        Fax 212.446.6191

8. Other Activities. The Company acknowledges that Spencer Clarke has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor, and investment banker to other companies in the industry in which the Company is involved. Subject to the confidentiality provisions of Spencer Clarke contained in Section 2 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of Spencer Clarke or of any member, manager, officer, employee, agent or representative of Spencer Clarke, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of Spencer Clarke to render services of any kind to any other corporation, firm, individual or association; provided that Spencer Clarke and its members, managers, officers, employees, agents and representatives shall not use the Information to the detriment of the Company. Spencer Clarke may, but shall not be required to, present opportunities to the Company.

9. Extensions. Upon any and each funding, any M&A transaction, Financings, Corporate Finance Activity, or business transaction including the Company, through any transaction during the engagement period or thereafter through a Spencer Clarke introduction, the Company agrees to extend/retain/re-engage Spencer Clarke as its exclusive investment banker and advisor for twelve (12) months from the completion of the closing of said transaction. This contract and all its terms, fees and conditions will be used as the only contract for future extensions unless mutually agreed upon in writing by both parties. This agreement allows for extensions up to a maximum of two (2) years.

10. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the internal law of the State of New York. The Company and Spencer Clarke each (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding, and the right to assert that such forum is an inconvenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Company and Spencer Clarke further agrees to accept and acknowledge service of any and all process that may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process in any such suit, action or proceeding. The parties hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this Agreement.

11. Securities Law Compliance. The Company, at its own expense, will obtain any registration or qualification required to sell any securities under the Blue-Sky laws of any applicable jurisdictions within the required time periods.

12. Representations and Warranties. The Company and Spencer Clarke each respectively represent and warrant that: (a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (b) this Agreement has been duly authorized and executed and constitutes a legal, valid and binding agreement of such party enforceable in accordance with its terms; and (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not conflict with or result in a breach of (i) such party’s certificate of incorporation or by-laws or (ii) any agreement to which such party is a party or by which any of its property or assets is bound.

13 Parties; Assignment; Independent Contractor. This Agreement has been and is made solely for the benefit of Spencer Clarke and the Company and each of the persons, agents, employees, officers, directors and controlling persons referred to in Exhibit A and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in this Agreement will confer any rights upon, nor will this Agreement be construed to create any rights in, any person who is not party to such Agreement, other than as set forth in this paragraph. The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment will be null and void. Spencer Clarke has been retained under this Agreement as an independent contractor, and it is understood and agreed that this Agreement does not create a fiduciary relationship between Spencer Clarke and the Company or their respective Boards of Directors. Spencer Clarke shall not be considered to be the agent of the Company for any purpose whatsoever and Spencer Clarke is not granted any right or authority to assume or create any obligation or liability, express or implied, on the Company’s behalf, or to bind the Company in any manner whatsoever.

www.SpencerClarke.com       1111 Lincoln Road Suite 500 Miami Beach, Florida 33139 Tel 305.600.3268        Fax 212.446.6191

14. Validity. This Agreement contains the entire agreement between the parties hereto. No party has made any statement, agreement, or representation, either oral or written, in connection herewith, modifying, adding, or changing the terms and conditions herein set forth. No present or past dealings between the parties shall be permitted to contradict or modify the terms hereof. No modification of this Agreement shall be binding unless such modification is in writing and signed by the parties hereto. In case any term of this Agreement will be held invalid, illegal, or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement will not in any way be affected thereby.

15. Counterparts. This Agreement may be executed in counterparts and each of such counterparts will for all purposes be deemed to be an original, and such counterparts will together constitute one and the same instrument.

16. Notices. All notices will be in writing and will be effective when delivered in person or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing (copies shall not constitute notice):

To the Company:

Nightfood Holdings, Inc.

Attention: Sean Folkson CEO

520 White Plains Road – Suite 500

Tarrytown, New York 10591

Sean Folkson <sean@nightfood.com>

To Spencer Clarke:	Spencer Clarke LLC
Attention: Reid Drescher, Chief Executive Officer
1111 Lincoln Road Suite 500
Miami Beach, Florida 33139
Fax: (212) 446-6191 / RDrescher@SpencerClarke.com

17. Best Efforts Engagement and Exclusivity. It is expressly understood and acknowledged that Spencer Clarke’s engagement hereunder does not constitute any commitment, express or implied, on the part of Spencer Clarke or of any of its affiliates to purchase or place any of the Company’s securities or to provide any type of financing and that any Offering will be conducted by Spencer Clarke on a “reasonable efforts” basis.

Exclusivity: As defined here, the term “Exclusive” shall mean neither the Company nor any of its officers, directors, employees, subsidiaries, agents or representatives (“Representative”) will, directly or indirectly solicit or otherwise encourage or accept the submission of any proposal or offer (“Investment Proposal”) from any person or entity relating to any issuance of the Company’s equity, debt, or equity-linked securities (including warrants) or participate in any discussions regarding any joint venture or Merger or Acquisition activity without notifying Spencer Clarke LLC. The Company will immediately cease all contacts, discussion, and negotiations with third parties regarding any Investment proposal and, during the engagement term, will promptly inform SC of any unsolicited Investment Proposals or communications received by the Company or its Representatives.

18.  Announcements. The Company agrees that Spencer Clarke shall, upon completion of any transaction, corporate finance activity or portion thereof, have the right to place advertisements or announcements on its website or marketing materials or in financial and other newspapers and journals at its own expense describing its services provided to the Company hereunder. The Company further agrees that it shall not issue any press release in connection with any Offering without Spencer Clarke’s prior written approval of such press release. The Company further agrees that Spencer Clarke’s counsel shall have the right to review and comment on any Current Report on Form 8-K regarding any Offering or transaction completed hereunder that is prepared by or on behalf of the Company before the same is filed with the SEC.

(Signature Page Follows)

www.SpencerClarke.com       1111 Lincoln Road Suite 500 Miami Beach, Florida 33139 Tel 305.600.3268        Fax 212.446.6191

We are delighted at the prospect of working with you and look forward to a successful offering. If you are in agreement with the foregoing, please execute and return two copies of this engagement letter to the undersigned. This Agreement may be executed in counterparts, electronic mail and by facsimile transmission.

Sincerely yours,

SPENCER CLARKE LLC

Name:	Reid Drescher
Title:	President & CEO

Agreed to and accepted this 7th day of July 2023

Nightfood Holdings, Inc.

By:
Name:	Sean Folkson
Title:	Chief Executive Officer

www.SpencerClarke.com       1111 Lincoln Road Suite 500 Miami Beach, Florida 33139 Tel 305.600.3268        Fax 212.446.6191

Schedule A

Equity/Debt/Warrant Placement Fees

As compensation for services rendered and to be rendered hereunder by Placement Agent, the Company agrees to pay Placement Agent at each and any closing, capital raise or corporate financing activity (“Closing”), the following fees in consideration of the services rendered by the Placement Agent in connection with any Offering or Corporate financing activity (collectively, the “Placement Fees”).

➢	Equity / Convertible Preferred / Convertible Debt Placement Success Fee (“Equity Placement”). Upon the closing of an equity placement, equity linked or its equivalent, Spencer Clarke shall be entitled to and have earned and be immediately paid a success fee, in cash, for any and all financings (including cash warrant exercises) to the Company in an amount equal to a % of the total gross amount raised or committed by any source of the financing. The % success fee will be: 10% (ten percent) on the first $5 million of each financing; and then 6% (six percent) cash fee on all money and commitments above $5 million per financing. Equity Placement will include any debt structure that has any equity or warrant component. Fees shall be paid at each Closing. (Reg A offerings will be 5% cash fee on all money raised as a cash investment, with no warrants and no other expense)

➢	Debt Offering / Mezzanine Credit Facility/Equipment Financing or Senior Debt Facility (“Mezzanine Credit Facility”) Fee: Upon the closing of a Mezzanine Credit Facility, Spencer Clarke will have earned, be entitled to and thus be immediately paid a success fee for any and all financing sources, in an amount equal to 6% (six percent) of the maximum amount for the mezzanine credit facility committed by the source of the financing. The term “Mezzanine Credit Facility” shall be defined as any debt instrument/credit facility (including any equipment loan, sale/lease back transaction, or any related financing agreement) which may be, but not necessarily subordinated to any security interest by any other lender in any asset or stock of the company , its subsidiaries and/or affiliates, and may other forms of yield enhancement in addition to a current cash pay interest coupon. Any and each financing will trigger extension of exclusivity of this agreement for 24 (twenty-four) months.

➢	3(a)10 financings: The Company agrees to pay IB 8% of the face value of the Claims purchased in the Placement for Placement Agent Services for claims up to $500,000; an 6% fee on face value Claims totaling 500,000 to $ 1 million; and a 5% IB fee on all Claims with a total face value of over $1 million. (Separate placement agreement may be required)

➢	Bank Debt: 1.5% finance fee on commitment amount up to $10 million, 1% thereafter, due at initial closing.

➢	Non-Accountable Expense Allowance. In addition to the other fees payable, Spencer Clarke will be entitled to and have earned and be immediately paid a non-accountable expense allowance, in cash, (the “Non-Accountable Fee”) upon each Closing equal to 2% of the first $1.5 million of the gross amount raised in each Closing (Closings include amounts raised via conversion of existing indebtedness of the Company or exercise of cash warrants).

➢	Warrant Coverage: In addition to the other fees payable The Company agrees to issue to Spencer Clarke (or its designated affiliates or assignees), upon the closing of any financing, corporate finance activity or issuances, five (5) year cashless warrants (“Warrants”) equal to 10% of the capital raised, warrants issued, debt incurred or Mezzanine Credit Facility that is secured, in common stock of the Company, on a fully diluted basis, and based on the net valuation of said financing. Warrants will be granted with the same strike/exercise price of the offering pari passu with other participating investors and lenders, or the current estimated market capitalization price of the Company. If no valuation is available, the prior financing market valuation will be used. The company will be responsible to disclose to investors placement agent compensation. The Company shall also reserve, and at all times have available, a sufficient number of shares of its common stock to be issued upon the exercise of the Warrants. The Company shall also grant unlimited “piggy back” registration rights, at the Company’s expense, to include the shares of the underlying Common Stock in any registration statement filed by the Company under the Securities Act of 1933 relating to the sales of shares of common stock or other securities of the Company. The company will provide any documents needed to issue, convert, or exercise such warrants. At the Company’s expense, any legal opinions on any issued shares or warrants will be paid for or provided.

www.SpencerClarke.com       1111 Lincoln Road Suite 500 Miami Beach, Florida 33139 Tel 305.600.3268        Fax 212.446.6191

Schedule A (pg. 2)

Equity/Debt/Warrant Placement Fees

➢	Expenses: In addition to any fees payable to Spencer Clarke hereunder, the Company shall reimburse Spencer Clarke for all approved expenses (including, without limitation, fees and disbursements of counsel and all travel and other out-of-pocket expenses) incurred by Spencer Clarke in connection with its engagement hereunder; All fees and expenses are due as incurred.

➢	Filing Fees. The Company shall assist and cooperate with legal counsel to Spencer Clarke in effecting a filing with respect to any public offering if a registration statement is filed in connection with the Offering (an “Issuer Filing”) with the Financial Industry Regulatory Authority (“FINRA”) Corporate Financing Department pursuant to FINRA Rule 5110 and the Company shall pay the filing fee required by any such Issuer related Filings and the fees and expenses of counsel to Spencer Clarke in connection with any Issuer related Filing and clearing such filing with FINRA. The Company shall assist legal counsel to Spencer Clarke in pursuing the Issuer Filing until FINRA issues a letter confirming that it does not object to the terms of the offering contemplated by such registration statement.

➢	Business Agreement Fee. The Company agrees that should any joint venture be consummated, or any manufacturing, production, distribution or joint development agreement(s) or any other business arrangements that generate revenue or value, be entered into by the Company as a result of introductions arranged by, negotiations performed by, or other efforts of Spencer Clarke outside of the scope of the services above, The Company will pay to Spencer Clarke an industry-standard commission to be determined at a later date on the total consideration actually received or benefits actually derived from such transaction(s) by the Company at any time.

➢	Payment Authorization: Prior to closing of any corporate financing activity, the company will sign a payment authorization letter, in a form to be prepared at the sole discretion of SC, irrevocably instructing the source of the Financing to deduct the Success Fees due to SC from the financing and to remit those Success Fees directly to SC.

➢	Merger or Acquisition Success Fee. If the Company consummates a sale, acquisition, divestiture, merger, or other business combination, or other similar buy or sell side transaction involving the Company and any other party/entity, then the Company shall pay Spencer Clarke a fee (the “M&A Fee”) in an amount equal to a 5% (five percent) on the first Fifteen (15) Million dollars of the Aggregate Value of the transaction for acting as its exclusive advisor and placement agent. Thereafter, an amount equal to 3% (three percent) will be paid on the Aggregate Value of the transaction above the initial Fifteen (15) million of value. For purposes hereof, “Aggregate Value” is defined as the aggregate purchase price or value of the transaction plus any assumed debt of the target company or companies, forgiveness of debt, extraordinary dividends and any other consideration (in the form of compensation, stock purchase price or otherwise) paid to security holders, executives, or family members of security holders or executives, in connection with the transaction, including, but not limited to, any contingent consideration, post-closing payments, the value (as measured by the excess of acquisition price over exercise price or conversion price) of all unexercised options, warrants or other convertible securities assumed or acquired. The M&A Fee will consist of the same consideration as the Aggregate Value. The cash portion of the M&A Fee will be at least $100,000 and not offset the equity portion. The Company will pay all M&A Fees to Spencer Clarke immediately upon closing of the transaction, and at such other times subsequent to that closing when additional amounts of the Aggregate Value of the total transaction are received that were not previously calculated during the extension period. Any or each Financing or M&A Transaction will trigger extension of exclusivity of all investment banking and corporate finance and advisory services.

www.SpencerClarke.com       1111 Lincoln Road Suite 500 Miami Beach, Florida 33139 Tel 305.600.3268        Fax 212.446.6191

Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless Placement Agent and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Placement Agent’s acting for the Company, including, without limitation, any act or omission by Placement Agent in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Placement Agent to which these indemnification provisions are attached and form a part, any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement or the subscription or securities purchase agreement with the investors (or in any instrument, document or agreement relating thereto, including any agency agreement), or the enforcement by Placement Agent of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.

The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Placement Agent by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): Placement Agent, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain one counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of Placement Agent, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

www.SpencerClarke.com       1111 Lincoln Road Suite 500 Miami Beach, Florida 33139 Tel 305.600.3268        Fax 212.446.6191

INDEMNIFICATION PROVISIONS.

Exhibit A (pg2)

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and it stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Placement Agent in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Placement Agent pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

Exhibit B: DISCOUNTED CASH SUCCESS FEE: None

Exhibit C : FORM OF WARRANT ATTACHED

END

www.SpencerClarke.com       1111 Lincoln Road Suite 500 Miami Beach, Florida 33139 Tel 305.600.3268        Fax 212.446.6191